The integration and joint share transfer described in this press release involves securities of a foreign company. This integration and joint share transfer is subject to disclosure requirements of Japan that are different from those of the United States. Financial information included in this press release has been prepared in accordance with generally accepted Japanese accounting standards and may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in a foreign country, and some or all of its officers are residents of a foreign country. You may not be able to sue a foreign company or its officers in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the joint share transfer, such as in open market or privately negotiated purchases.

June 27, 2013
To whom it may concern:

Name of Company:	HAJIME CONSTRUCTION CO., LTD
(Code Number: 3268, JASDAQ)
Name of Company:	Iida Home Max Co., Ltd.
(Code Number: 8880, First Section, Tokyo Stock Exchange)
Name of Company:	TOUEI HOUSING CORPORATION
(Code Number: 8875, First Section, Tokyo Stock Exchange)
Name of Company:	TACT HOME CO., LTD.
(Code Number: 8915, First Section, Tokyo Stock Exchange)
Name of Company:	ARNEST ONE CORPORATION
(Code Number: 8895, First Section, Tokyo Stock Exchange)
Name of Company:	ID HOME Co., Ltd.
(Code Number: 3274, JASDAQ)

Regarding the Conclusion of an Agreement to Establish a Joint Holding Company
and Creation of a Share Transfer Plan

HAJIME CONSTRUCTION CO., LTD (Nerima-ku, Tokyo, President: Tadami Horiguchi, “HAJIME CONSTRUCTION”), Iida Home Max Co., Ltd. (Musashino-shi, Tokyo, President: Masashi Kanei, “Iida Home Max”), TOUEI HOUSING CORPORATION (Nishi-Tokyo-shi, Tokyo, President: Hiroshi Nishino, “TOUEI HOUSING”), TACT HOME CO., LTD. (Nishi-Tokyo-shi, Tokyo, President: Shigeo Yamamoto, “TACT HOME”), ARNEST ONE CORPORATION (Nishi-Tokyo-shi, President: Yoichi Nishikawa, “ARNEST ONE”) and ID HOME Co., Ltd. (Nishi-Tokyo-shi, President: Yoshinari Hisabayashi, “ID HOME”) reached a basic agreement to establish a joint holding company through a joint share transfer and also entered into a letter of intent regarding management integration on December 25, 2012. Since then, the six companies have proceeded with discussions on the integration.
Today, pursuant to the approval of the boards of directors of each company, the six companies have agreed on the main items of the share transfer, entered into a management integration agreement and jointly prepared a share transfer plan.
The six companies plan to apply to list the newly-established joint holding company on the Tokyo Stock Exchange. Because the six companies will become wholly-owned subsidiaries of the joint holding company through the share transfer (the “Share Transfer”), prior to the establishment of the joint holding company, the six companies plan to delist their common shares that are currently or will be listed on the Tokyo Stock Exchange.  (Because of the merger between the Osaka Securities Exchange and the Tokyo Stock Exchange, the common shares of HAJIME CONSTRUCTION and ID HOME, that are currently listed on the Osaka Securities Exchange, will be listed on the Tokyo Stock Exchange effective July 16, 2013.)

Implementation of the Share Transfer assumes the approval of the six companies’ shareholders at their respective annual general meetings of shareholders as well as the approval of relevant authorities.

1.	Purpose of Management Integration through the Share Transfer

(1)           Background of Management Integration
Until now, the six companies have focused mainly on providing newly-built detached houses based on a common philosophy of “providing high-quality residences at reasonable prices.”  However, a decline in population and households in the future is expected to cause mid-to long-term shrinkage in the residential market, and competition has become fiercer as companies from other industries enter the market for selling detached houses. The six companies therefore have recognized that there are limits to what can be achieved by each company’s individual management efforts, and that in order to continue providing customers with products and services to their satisfaction, it is imperative that the companies combine their management resources and know-how to secure new revenue, on top of revenues from sales of newly-built detached houses, by creating new customer value and entering overseas markets.
Against this background, the six companies have decided that it is essential for the companies, which share a common vision of entering the global market as a comprehensive manufacturer of residential real estate, to undergo management integration and establish a secure management foundation.
Furthermore, the six companies decided to establish a joint holding company through a joint share transfer, because utilizing a holding company structure would enable the companies to pursue a common strategy.  The structure would also enable the companies to fully realize synergies, by operating in a manner that utilizes each company’s know-how while respecting their independence.

(2)           Purpose of Management Integration

The six companies aim to contribute to develop a residential environment where more people may attain happiness, and by doing so, contribute to the creation of an enriching society.  Namely, the goal is to create an environment where customers can obtain high-quality residences at reasonable prices, even under severe economic conditions such as widespread employment uncertainty and stagnation in the growth of individual income, by leading cost-cutting efforts and bringing about cost reduction in the real estate industry as a whole.

(3)           Basic Strategy and Advantage of Management Integration

(i)       Strengthening competitiveness in core business area (sales of detached houses and condominiums)
The six companies’ basic strategy regarding their core business areas will be to examine the effect of management integration on the joint holding company while also maintaining each company’s strategies, strengths and competitiveness in their respective customer areas and targets.
Management integration is expected to have the advantage of not only facilitating the collection of information regarding the purchase of real estate in major markets, but also of furthering market share expansion as a result of providing security and confidence to customers. Management integration is also expected to reduce costs related to funding and material procurement through the use of economies of scale, and increase earning capacity by streamlining operations through the integration of common functions.
In order to obtain further confidence from customers, the six companies also plan to turn an even greater focus on brand advertising for the joint holding company.

(ii)      Expansion of business portfolios upon entry into growing markets
The joint holding company will strive to provide a product and service lineup that caters to diverse lifestyles by nurturing its business in used residences, home improvements and rentals, where management resources of the six companies, including technology, know-how, human resources and customer resources, can be utilized effectively.
The joint holding company is also expected to be proactive about entering overseas markets where future growth is expected, a challenge that was difficult to take on by the companies individually.

(iii)     Establishing a management foundation to realize stable and continuous corporate growth
Management integration is not only expected to result in a more secure financial foundation but also a management foundation that realizes stable and continuous corporate growth in the future.

(4)           Mid-term Management Targets of the Joint Holding Company

Through the strategies set out above in (3), the newly-established joint holding company will aim to achieve as its mid-term management target, 1.1 trillion yen in consolidated net sales and 100 billion yen in operating income by fiscal 2016.

(5)           Philosophy of the Group after Management Integration

“Contribute to the creation of a more enriching society by developing a residential environment where more people may attain happiness.”

(6)           Group Management Strategy after Management Integration

Based on the group management strategy laid out below, the joint holding company will endeavor to become a comprehensive manufacturer of residential real estate that will play a major role in the global market.
(i)	Contribute to the expansion and growth of the residential sales market by aiming for robust development and a better image for the residential sales industry.
(ii)	Become a leading group and a pioneer in the creation of new markets and new eras, and be the corporate group that wins the confidence and respect of society.
(iii)	Become a corporate group that can detect and immediately react to changes in the times.
(iv)	Pursue operational efficiency and the creation of new value by utilizing the strengths and know-hows of the group.
(v)	Comply with laws and respect social justice and societal norms in order to develop fair business practices.
(vi)	Provide an attractive, rewarding and vigorous workplace where employees can take on new challenges.
(vii)	Group companies are to be friendly rivals, and the group as a whole will aim for growth and expansion while respecting mutual independence.
(viii)	Group companies are to establish a thorough risk management system and respond to any issues immediately in good faith.

2.	Overview of the Share Transfer

Management integration is scheduled to be implemented as follows, assuming approval of the shareholders at their respective annual general meetings of shareholders and the relevant authorities.

(1)           Schedule of the Share Transfer

Execution of letter of intent regarding management integration	December 25, 2012
Execution of management integration agreement; drafting of the share transfer plan; resolutions of the board of directors of the six companies	June 27, 2013 (today)
Ordinary general meeting of shareholders to approve the share transfer plan (Iida Home Max)	July 30, 2013 (planned)
Extraordinary general meeting of shareholders to approve the share transfer plan (ID HOME)	August 8, 2013 (planned)
Ordinary general meeting of shareholders to approve the Share Transfer plan (TACT HOME)	August 23, 2013 (planned)
Extraordinary general meeting of shareholders to approve the share transfer plan (HAJIME CONSTRUCTION, TOUEI HOUSING and ARNEST ONE)	August 30, 2013 (planned)
Date of delisting from the Tokyo Stock Exchange/Osaka Securities Exchange (all six companies)	October 29, 2013 (planned)
Date of Management Integration (Date of establishment of the joint holding company)	November 1, 2013 (planned)
Listing date of the joint holding company	November 1, 2013 (planned)

Although the above is a schedule current as of today, it may be revised upon discussion among the six companies if such revision is required or otherwise necessary in order to move forward with the management integration process.

(2)           Details of allotment in relation to the Share Transfer (share transfer ratio)

Company name	HAJIME CONSTRUCTION	Iida Home Max	TOUEI HOUSING	TACT HOME	ARNEST ONE	ID HOME
Share transfer ratio	3.14	1.00	1.16	108	1.16	2.62

(Note 1) Details of the share allotment ratio in relation to the Share Transfer
1.	For one share of common stock of HAJIME CONSTRUCTION, 3.14 shares of common stock of the joint holding company will be delivered.
2.	For one share of common stock of Iida Home Max, 1 shares of common stock of the joint holding company will be delivered.
3.	For one share of common stock of TOUEI HOUSING, 1.16 shares of common stock of the joint holding company will be delivered.
4.	For one share of common stock of TACT HOME, 108 shares of common stock of the joint holding company will be delivered.
5.	For one share of common stock of ARNEST ONE, 1.16 shares of common stock of the joint holding company will be delivered.
6.	For one share of common stock of ID HOME, 2.62 shares of common stock of the joint holding company will be delivered.
If, however, there is a material change in the various conditions forming the basis of calculations, the abovementioned share transfer ratio may be changed upon discussion among the six companies.

 (Note 2) One unit of the joint holding company will be 100 shares.

 (Note 3) Number of new shares to be delivered by the joint holding company due to the Share Transfer (planned)
Common stock: 294,151,996 shares
The above number is based on the number of shares issued and outstanding for each of the companies immediately after the retirement of their treasury stock as announced on June 11, 2013 (HAJIME CONSTRUCTION: 28,562,130 issued and outstanding shares; Iida Home Max: 59,479,534 issued and outstanding shares; TOUEI HOUSING: 26,958,535 issued and outstanding shares; TACT HOME: 231,892 issued and outstanding shares; ARNEST ONE: 65,687,321 issued and outstanding shares; and ID HOME: 4,761,010 issued and outstanding shares), and therefore may be subject to change.

(Note 4) Treatment of shares less than one unit
Shareholders of the six companies who receive less than one unit of the joint holding company (i.e., less than 100 shares) (“Shares Less than One Unit”) will not be able to sell such shares on the Tokyo Stock Exchange, Osaka Securities Exchange or other securities exchanges.  In accordance with Article 192, Paragraph 1 of the Companies Act, shareholders who hold Shares Less than One Unit may demand that the joint holding company repurchase such shares.

(3)           Basis for Calculation of Allotment for the Share Transfer

      Please see Exhibit 1 “Basis for Calculation of Allotment for the Share Transfer.”

(4)           Treatment of Share Options and Bonds with Share Options of the Wholly-owned Subsidiaries in Connection with the Share Transfer

In connection with the Share Transfer, the joint holding company will not issue share options to replace share options issued by ID HOME to its shareholders.  ID HOME will retire all of its share options upon the establishment of the joint holding company.
HAJIME CONSTRUCTION, Iida Home Max, TOUEI HOUSING, TACT HOME and ARNEST ONE have not issued share options or bonds with share options.  ID HOME has not issued bonds with share options.

(5)           Dividends of the Six Companies Based on the Record Date prior to Establishment of the Joint Holding Company

HAJIME CONSTRUCTION plans to pay an interim dividend of 60 yen per share with the end of the first half of the fiscal year (July 31, 2013) as the record date. It also plans to pay up to 30 yen per share as a dividend with October 31, 2013 as the record date.
Iida Home Max plans to pay an interim dividend of 16 yen per share with the end of the first half of the fiscal year (October 31, 2013) as the record date.

TOUEI HOUSING plans to pay an interim dividend of 20 yen per share with the end of the first half of the fiscal year (July 31, 2013) as the record date. It also plans to pay up to 10 yen per share as a dividend with October 31, 2013 as the record date.
Tact Home plans to pay up to 1,875 yen per share as a dividend with October 31, 2013 as the record date.
ARNEST ONE plans to pay an interim dividend of 22 yen per share with the end of the first half of the fiscal year (September 30, 2013) as the record date. It also plans to pay up to 4 yen per share as a dividend with October 31, 2013 as the record date.
ID HOME plans to pay an interim dividend of 66 yen per share with the end of the first half of the fiscal year (June 30, 2013) as the record date. It also plans to pay up to 44 yen per share as a dividend with October 31, 2013 as the record date.
Dividends with October 31, 2013 as the record date will be paid by the joint holding company to those who are shareholders as of the day immediately preceding the establishment of the joint holding company for their support during the period between the dividend payment date immediately prior to October 31 and October 31.

(6)           Listing of the Joint Holding Company

The newly-established joint holding company is scheduled to be listed on the Tokyo Stock Exchange on November 1, 2013, the same date on which the joint holding company will be established and registered.
In addition, the shares of the six companies are scheduled to be delisted as of October 29, 2013 (the last trading day is expected to be October 28, 2013).

3.	Overview of Parties to the Management Integration

Please see Exhibit 2 “Overview of Parties to the Management Integration.”

4.	Details of Company to be Newly Established by the Share Transfer

(1)	Name	Iida Group Holdings Co., Ltd.
(2)	Content of business
Business management of and incidental operations for subsidiaries and group companies conducting the following businesses: construction and sale of detached houses, construction and sale of condominiums, contracting of construction, and related businesses.

(3)	Location of head office	3-2-22 Kitahara-cho, Nishitokyo-shi, Tokyo
(4)	Scheduled assumption of representatives and officers	Chairman and Representative Director	Kazuo Iida	(Currently Chairman and Representative Director of HAJIME CONSTRUCTION)
		Deputy Chairman and Representative Director	Kazuhiko Mori	(Currently Chairman and Representative Director of Iida Home Max)
		President and Representative Director	Yoichi Nishikawa	(Currently President and Representative Director of ARNEST ONE)
		Deputy Chairman and Director	Toshihiko Sasano	(Currently Corporate Advisor of TOUEI HOUSING)
		Corporate Advisor and Director	Shigeo Yamamoto	(Currently CEO and President of TACT HOME)
		Director	Kinya Kubayashi	(Currently President and Representative Director of ID HOME)
		Director	Tadami Horiguchi	(Currently President and Representative Director of HAJIME CONSTRUCTION)
		Director	Masashi Kanei	(Currently President and Representative Director of Iida Home Max)
		Director	Hiroshi Nishino	(Currently holds concurrent posts as President & Representative Director and President Executive Officer of TOUEI HOUSING)

		Director	Shigeyuki Matsubayashi	(Currently Executive Managing Director of ARNEST ONE)
		Executive Officer	Masao Nakatsuji	(Currently Vice President of TACT HOME)
		Executive Officer	Hideki Aoyanagi	(Currently Executive Managing Director in Charge of Management Division of HAJIME CONSTRUCTION)
		Executive Officer	Kazuhiro Sato	(Currently Executive Director of ARNEST ONE)
		Corporate Auditor	Ikuko Ishimaru	(Currently Corporate Auditor of Iida Home Max)
		Corporate Auditor	Tateo Miyao	(Currently Full-time Corporate Auditor of ARNEST ONE)
		(Outside) Corporate Auditor	Nobuyuki Sasaki	(Currently Part-time Corporate Auditor of Cam Co., Ltd)
		(Outside) Corporate Auditor	Chiharu Hayashi	(Current Corporate Auditor of HAJIME CONSTRUCTION)
(5)	Capital	¥10.0 billion
(6)	Capital reserves	¥2.5 billion
(7)	Net assets (consolidated)	Not determined
(8)	Gross assets (consolidated)	Not determined
(9)	Fiscal year	March 31
(10)	Stock exchange on which shares will be listed	Tokyo Stock Exchange
(11)	Accounting auditor	Ernst & Young ShinNihon LLC
(12)	Shareholder registry administrator	Mizuho Trust & Banking Co., Ltd.

5.	Overview of Accounting Treatment for the Share Transfer

Accounting treatment for the Share Transfer is currently being examined and discussed with the accounting auditor, and notice will be given once finalized.

6.	Forecast for the Impact of the Share Transfer on Results of Operations

The forecast for the results of operations of the joint holding company is currently being prepared, and notice will be given once finalized.

7.	Other

The implementation of the Share Transfer is based on the assumption that various conditions are satisfied, such as approval by the general meetings of shareholders of each of the six companies and authorization and approval by the relevant authorities required by law, and that no other significant impediments to implementation of the Share Transfer arise.

Inquiries

HAJIME CONSTRUCTION CO., LTD	Executive Managing Director in Charge of the Management Division	Hideki Aoyanagi	03-5393-3098
Iida Home Max Co., Ltd.	Managing Director	Yujiro Chiba	0422-36-8848
TOUEI HOUSING CORPORATION	Executive Director and General Manager of the General Affairs Department	Chihiro Sato	042-463-8845
TACT HOME CO., LTD.	Vice President and Director	Masao Nakatsuji	042-464-3621
ARNEST ONE CORPORATION	Executive Director in Charge of the Corporate Management Division	Yoshihiro Okada	042-461-6377
ID HOME Co., Ltd.	Director and General Manager of the Corporate Management Division	Hidehiko Sakurai	042-451-8615

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements that reflect the six companies’ plans and expectations. These forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the six companies and the other relevant parties actual results, performance, achievements or financial position to be materially different from any future results, performance, achievements or financial position expressed or implied by these forward-looking statements. These forward-looking statements may be identified by words such as ‘believes’, ‘expects’, ‘anticipates’, ‘projects’, ‘intends’, ‘should’, ‘seeks’, ‘estimates’, ‘future’ or similar expressions or by discussion of, among other things, strategy, goals, plans or intentions. Actual results may differ materially in the future from those reflected in forward-looking statements contained in this document, due to various factors including but not limited to: failure of the parties to agree on some or all of the terms of the transactions; failure to obtain a necessary shareholders’ approval; inability to obtain some or all necessary regulatory approvals or to fulfill any other condition to the closing of the transaction; changes in laws or accounting standards, or other changes in the business environment relevant to the parties; challenges in executing our business strategies; the effects of financial instability or other changes in general economic or industry conditions; and other risks to consummation of the transaction.

(Exhibit 1)

Basis for Calculation of Allotment for the Share Transfer

1.           Basis for Calculation

In order to ensure the share transfer ratio used in the Share Transfer is calculated fairly and appropriately, each of the six companies retained independent financial advisors to provide financial analysis of the share transfer ratio. HAJIME CONSTRUCTION retained Partners Inc. (“Partners”), Iida Home Max retained PLUTUS CONSULTING Co., Ltd. (“PLUTUS CONSULTING”), TOUEI HOUSING retained YAMADA FAS Co., Ltd. (“YAMADA FAS”), TACT HOME retained AGS Consulting Co., Ltd. (“AGS Consulting”), ARNEST ONE retained Benedi Consulting Co., Ltd. (“Benedi Consulting”) and ID HOME retained Tokai Tokyo Securities Co., Ltd. (“Tokai Tokyo Securities”).
Please see Exhibit 1-1 “Summary of Share Transfer Ratio Analysis from Each Financial Advisor” for an overview of the financial analyses provided by the financial advisors.
The future profit plan submitted to each of the financial advisors by TOUEI HOUSING as the basis for its discounted cash flow (“DCF”) analysis contains fiscal years with a significant increase in earnings compared to the previous fiscal year. This is due to the fact that TOUEI HOUSING expects to significantly increase sales by expanding into new areas outside of its core market, the Tokyo metropolitan area.
The future profits plans submitted to the financial advisors by HAJIME CONSTRUCTION, Iida Home Max, TACT HOME, ARNEST ONE and ID HOME, as the basis for their respective DCF analyses do not contain projections with any significant increases or decreases in earnings.

2.           Background to Calculations

Based on the financial analyses of the share transfer ratio provided by Partners, PLUTUS CONSULTING, YAMADA FAS, AGS Consulting, Benedi Consulting and Tokai Tokyo Securities to HAJIME CONSTRUCTION, Iida Home Max, TOUEI HOUSING, TACT HOME, ARNEST ONE and ID HOME, respectively, which comprehensively took into account factors including the finances, assets and future business and results projections of each company, as well as the strategic, financial and operational benefits expected from the transaction, the six companies determined today that the share transfer ratio set forth in 2.(2) “Details of allotment in relation to the Share Transfer (share transfer ratio)” were appropriate and agreed to such share transfer ratio.

3.           Relationship with Financial Advisors

Partners, PLUTUS CONSULTING, YAMADA FAS, AGS Consulting, Benedi Consulting and Tokai Tokyo Securities do not qualify as parties related to HAJIME CONSTRUCTION, Iida Home Max, TOUEI HOUSING, TACT HOME, ARNEST ONE or ID HOME, respectively, nor do they have a material interest in the Share Transfer that requires disclosure.

4.           Delisting

HAJIME CONSTRUCTION, Iida Home Max, TOUEI HOUSING, TACT HOME, ARNEST ONE and ID HOME plan to delist as of October 29, 2013 pursuant to the rules and regulations of the Tokyo Stock Exchange.

5.           Measures to Ensure Fairness

In addition to obtaining the aforementioned financial analysis of the share transfer ratio, HAJIME CONSTRUCTION obtained from Partners a fairness opinion dated June 26, 2013 to the effect that the agreed share transfer ratio is appropriate and fair for HAJIME CONSTRUCTION’s shareholders, assuming satisfaction of the prerequisites set forth in Exhibit 1-1 and certain other prerequisites.
In addition to obtaining the aforementioned financial analysis of the share transfer ratio, Iida Home Max obtained from PLUTUS CONSULTING a fairness opinion dated June 26, 2013 to the effect that the agreed share transfer ratio is appropriate and fair for Iida Home Max’s shareholders, assuming satisfaction of the prerequisites set forth in Exhibit 1-1 and certain other prerequisites.
In addition to obtaining the aforementioned financial analysis of the share transfer ratio, TOUEI HOUSING obtained from YAMADA FAS a fairness opinion dated June 26, 2013 to the effect that the agreed share transfer ratio is appropriate and fair for TOUEI HOUSING’s shareholders, assuming satisfaction of the prerequisites set forth in Exhibit 1-1 and certain other prerequisites.

(Exhibit 1)

In addition to obtaining the aforementioned financial analysis of the share transfer ratio, TACT HOME obtained from AGS Consulting a fairness opinion dated June 26, 2013 to the effect that the agreed share transfer ratio is appropriate and fair for TACT HOME’s shareholders, assuming satisfaction of the prerequisites set forth in Exhibit 1-1 and certain other prerequisites.
In addition to obtaining the aforementioned financial analysis of the share transfer ratio, ARNEST ONE obtained from Benedi Consulting a fairness opinion dated June 26, 2013 to the effect that the agreed share transfer ratio is fair for ARNEST ONE’s shareholders, assuming satisfaction of the prerequisites set forth in Exhibit 1-1 and certain other prerequisites.
In addition to obtaining the aforementioned financial analysis of the share transfer ratio, ID HOME obtained from Tokai Tokyo Securities a fairness opinion dated June 26, 2013 to the effect that the agreed share transfer ratio is appropriate and fair for ID HOME’s shareholders, assuming satisfaction of the prerequisites set forth in Exhibit 1-1 and certain other prerequisites.

6.           Measures to Avoid Conflicts of Interest

HAJIME CONSTRUCTION, Iida Home Max, TOUEI HOUSING, TACT HOME, ARNEST ONE and ID HOME do not have controlling share ownerships in each other, nor have officers that hold concurrent positions among each other.  Therefore, the companies have not taken any special measures to avoid conflicts of interest as there are no particular relationships among the parties that will give rise to conflicts of interest.

(Exhibit 1-1)

Summary of Share Transfer Ratio Analysis from Each Financial Advisor

1.           Partners (advisor to HAJIME CONSTRUCTION)

As the common shares of all six companies have market prices, Partners conducted an Average Market Price Analysis.  Partners also conducted calculations using the discounted cash flow method (“DCF”) and Comparable Companies Analysis.
The following sets forth the range of shares allotted where one share of the joint holding company is allotted for each share of Iida Home Max Co., Ltd.

Calculation Method	Share Transfer Ratio Range for HAJIME CONSTRUCTION	Share Transfer Ratio Range for TOUEI HOUSING	Share Transfer Ratio Range for TACT HOME	Share Transfer Ratio Range for ARNEST ONE	Share Transfer Ratio Range for ID HOME
Average Market Price Analysis	2.91~4.13	0.92~1.29	91.00~124.88	1.02~1.38	2.29~3.42
DCF	2.93~4.38	1.11~1.66	119.24~178.13	1.21~1.80	3.06~4.56
Comparable Public Companies Analysis	3.10~3.68	0.79~1.00	84.29~136.64	0.99~1.98	3.06~4.65

The Average Market Price Analysis used the closing price on the First Section of the Tokyo Stock Exchange or the JASDAQ Standard section of the Osaka Securities Exchange on the record date (June 25, 2013) and the average closing value for the one-month period before the record date, the three-month period before the record date and the period from December 26, 2012 (the business day immediately following the date of the notice “Execution of Basic Agreement Regarding Management Integration”) to the record date. The DCF used financial projections submitted by each company.
Please see the following note concerning the assumptions and disclaimers regarding the analysis of and opinions on the share transfer ratio.

(Note)
When submitting the fairness opinion, and when calculating the share transfer ratio on which the fairness opinion is based, Partners used information as submitted by the six companies as well as publicly available information. Partners assumed that such materials and data were accurate and complete and did not conduct any independent verification of the accuracy and completeness thereof. Partners did not perform an independent evaluation or assessment with respect to the assets and liabilities (including non-consolidated assets and liabilities and contingent liabilities) of any of the companies or their respective affiliates, nor did it retain an independent third party to perform such evaluation or assessment. Partners’ calculation of the share transfer ratio reflects data and financial conditions as of June 25, 2013, and assumes that the financial projections provided by each company were reasonably prepared based on the best projections and judgment available to the management of each of the six companies at the time.

2.           PLUTUS CONSULTING (advisor to Iida Home Max)

After considering the various methods to calculate the share transfer ratio, PLUTUS CONSULTING decided to use the Average Market Price Analysis, Comparable Companies Analysis and DCF.

The following sets forth the results of the share transfer ratio calculations if one share of the joint holding company is allotted for each share of Iida Home Max Co.

Calculation Method	Share Transfer Ratio Range for HAJIME CONSTRUCTION	Share Transfer Ratio Range for TOUEI HOUSING	Share Transfer Ratio Range for TACT HOME	Share Transfer Ratio Range for ARNEST ONE	Share Transfer Ratio Range for ID HOME
Average Market Price Analysis	3.399~3.572	1.078~1.179	105.074~110.178	1.157~1.227	2.675~3.108
Comparable Companies Analysis	2.399~2.581	0.740~0.799	109.208~112.973	1.549~1.608	3.742~3.876
DCF	2.885~4.202	0.738~1.333	98.553~136.372	0.964~1.546	2.501~4.183

(Exhibit 1-1)

The Average Market Price Analysis used the closing price (on the JASDAQ Standard section of the Osaka Securities Exchange for HAJIME CONSTRUCTION and ID HOME and on the First Section of the Tokyo Stock Exchange for Iida Home Max, TOUEI HOUSING, TACT HOME and ARNEST ONE) on the record date (June 26, 2013) and the average closing value for the one-month period before the record date, the three-month period before the record date and the six-month period before the record date.
Please see the following note concerning the assumptions and disclaimers regarding the analysis of and opinions on the share transfer ratio.

(Note)
When submitting the fairness opinion, and when calculating the share transfer ratio on which the representations in the fairness opinion is based, PLUTUS CONSULTING used accounting, tax and legal investigation reports prepared by independent third parties as well as information as submitted by the six companies and publicly available information. PLUTUS CONSULTING assumed that such materials and data were accurate and complete and did not conduct any independent verification of the accuracy and completeness thereof. PLUTUS CONSULTING did not perform an independent evaluation or assessment with respect to the assets and liabilities (including off-balance sheet assets and liabilities and other contingent liabilities) of each company or their respective affiliates, nor did it retain an independent third party to perform such evaluation or assessment. PLUTUS CONSULTING’s calculation of the share transfer ratio reflects the financial projections provided by each company as of June 26, 2013, and assumes that such information was reasonably prepared based on the best projections and judgment available to the management of each of the six companies at the time.

3.           YAMADA FAS (advisor to TOUEI HOUSING)

YAMADA FAS conducted an Average Market Price Analysis, Comparable Companies Analysis and DCF for each of the six companies. The following sets forth the range of shares allotted for one share of each company if one share of the joint holding company is allotted for each share of Iida Home Max.
The Average Market Price Analysis used the closing price (on the Tokyo Stock Exchange or the Osaka Securities Exchange) on the record date (June 25, 2013) and the average closing value for the one-month period before the record date, the three-month period before the record date and the six-month period before the record date. The DCF used business plans submitted by each company on a standalone basis.

Calculation Method	Share Transfer Ratio Range for HAJIME CONSTRUCTION	Share Transfer Ratio Range for TOUEI HOUSING	Share Transfer Ratio Range for TACT HOME	Share Transfer Ratio Range for ARNEST ONE	Share Transfer Ratio Range for ID HOME
Average Market Price Analysis	2.91~4.13	0.92~1.29	91~125	1.02~1.38	2.29~3.42
Comparable Companies Analysis	1.35~6.65	0.76~1.82	57~181	0.55~2.11	1.29~6.58
DCF	2.62~4.20	1.01~1.73	105~173	1.09~1.66	2.74~4.52

Please see the following note concerning the assumptions and disclaimers regarding the analysis of and opinions on the share transfer ratio.

(Note)
When submitting the calculation documentation containing the above analysis and the results thereof, and when submitting the fairness opinion, YAMADA FAS used information as provided by the six companies as well as publicly available information. YAMADA FAS assumed that such materials and data were accurate and complete, and also that there were no undisclosed facts that may have a material effect on the analysis or calculation of the share transfer ratio. YAMADA FAS therefore did not conduct any independent verification of the accuracy and completeness of such materials and data. YAMADA FAS did not perform an independent evaluation or assessment with respect to the assets and liabilities (including off-balance sheet assets and liabilities and other contingent liabilities) of each company or their respective affiliates, and information forming the basis of other considerations was analyzed under certain restricted conditions. In addition, YAMADA FAS assumed that the six companies’ business plans were reasonably prepared based on the best projections and judgment available to the management of each of the six companies at the time.

(Exhibit 1-1)

4.           AGS Consulting (advisor to TACT HOME)

As the common shares of all six companies have market prices, AGS Consulting conducted an Average Market Price Analysis. In addition to the Average Market Price Analysis, AGS Consulting used DCF in order to appropriately reflect the assessment of each company’s future business activities. AGS Consulting also conducted a Comparable Companies Analysis because there are multiple listed companies that conduct similar businesses as the six companies. The results of each calculation method are as set forth below.
The following sets forth the range of shares allotted for one common share of HAJIME CONSTRUCTION, TOUEI HOUSING, TACT HOME, ARNEST ONE and ID HOME if one share of the joint holding company is allotted for each common share of Iida Home Max.
The Average Market Price Analysis used the closing price on the record date (June 25, 2013) and the average closing value for the one-month period before the record date, the three-month period before the record date and the six-month period before the record date.

Calculation Method	Share Transfer Ratio Range for HAJIME CONSTRUCTION	Share Transfer Ratio Range for TOUEI HOUSING	Share Transfer Ratio Range for TACT HOME	Share Transfer Ratio Range for ARNEST ONE	Share Transfer Ratio Range for ID HOME
Average Market Price Analysis	3.40~3.57	1.08~1.15	105~110	1.15~1.21	2.67~3.11
DCF	2.37~5.27	0.82~2.09	95~225	1.14~2.35	2.36~5.55
Comparable Companies Analysis	1.95~3.69	0.57~1.41	73~103	0.98~1.50	2.26~3.63

Please see the following note concerning the assumptions and disclaimers regarding the analysis of and opinions on the share transfer ratio.

(Note)
When submitting the fairness opinion, and when calculating the share transfer ratio on which the fairness opinion is based, AGS Consulting used information as submitted by the six companies as well as publicly available information. AGS Consulting assumed that such materials and data were accurate and complete and did not conduct any independent verification of the accuracy and completeness thereof. AGS Consulting did not perform an independent evaluation or assessment with respect to the assets and liabilities (including non-consolidated assets and liabilities and contingent liabilities) of each company or their respective affiliates. AGS Consulting’s fairness opinion, as well as the calculation of the share transfer ratio on which the fairness opinion is based, reflects data and financial conditions as of June 25, 2013, and assumes that the financial projections (including profit plans and other information) provided by each company were reasonably prepared based on the best projections and judgment available to the management of each of the six companies at the time and, with the consent of TACT HOME, also assumes that the business performance of each company will follow such projections.

5.           Benedi Consulting (advisor to ARNEST ONE)

As the common shares of all six companies have market prices, Benedi Consulting conducted an Average Market Price Analysis. In addition to the Average Market Price Analysis, in order to carry out an analysis of the six companies’ future earning capacity from different angles, Benedi Consulting used DCF and Comparable Companies Analysis based on a number of factors, such as the various terms and conditions of the Share Transfer and the results of legal, financial and tax due diligence.
The results of each calculation method are as set forth below (the following calculations show the range of shares allotted for one common share of each company if one share of the joint holding company is allotted for each common share of Iida Home Max.

(Exhibit 1-1)

Calculation Method	Share Transfer Ratio Range for HAJIME CONSTRUCTION	Share Transfer Ratio Range for TOUEI HOUSING	Share Transfer Ratio Range for TACT HOME	Share Transfer Ratio Range for ARNEST ONE	Share Transfer Ratio Range for ID HOME
Average Market Price Analysis	3.40~3.57	1.08~1.15	104.8~110.0	1.15~1.21	2.67~3.11
DCF	3.03~4.58	0.80~1.25	72.5~109.4	1.15~1.62	2.41~3.58
Comparable Companies Analysis	2.46~3.57	0.70~1.37	101.8~104.3	0.96~1.71	2.24~3.86

Taking into account the latest trading status of the six companies’ shares, Benedi Consulting used the average closing value for the one-month period before the record date (June 25, 2013), the three-month period before the record date and the six-month period before the record date to conduct the Average Market Price Analysis.
Please see the following note concerning the assumptions and disclaimers regarding the analysis of and opinions on the share transfer ratio.

(Note)
When preparing the fairness opinion, and when submitting the calculation documentation (“Benedi Calculations”) and conducting the analysis of the share transfer ratio on which the fairness opinion is based, Benedi Consulting used information as received from the six companies (including materials prepared by independent third parties) as well as publicly available information. Benedi Consulting assumed that such materials and data were accurate and complete and did not conduct any independent verification of the accuracy and completeness thereof, as Benedi Consulting bears no responsibility or obligation to independently verify accuracy and completeness. Benedi Consulting did not perform an independent evaluation or assessment with respect to the assets and liabilities (including off-balance sheet assets and liabilities and other contingent liabilities) of each company or their respective affiliates, nor did it retain an independent third party to perform such evaluation or assessment. In addition, Benedi Consulting assumed that the financial projections provided by each company were reasonably prepared based on the best projections and judgment available to the management of each of the six companies at the time. Benedi Consulting’s fairness opinion and the Benedi Calculations reflect the above information as of June 25, 2013. Benedi Consulting’s fairness opinion and the Benedi Calculations were submitted solely as a reference for the Board of Directors of ARNEST ONE; they were prepared only for the convenience of the Board of Directors of ARNEST ONE when considering the share transfer ratio and may not be relied on or used by any other persons or for any other purpose.

6.           Tokai Tokyo Securities (advisors to ID HOME)

Tokai Tokyo Securities analyzed the share transfer ratio by comprehensively considering the results of an Average Market Price Analysis, Comparable Companies Analysis and DCF. The Average Market Price Analysis used a share transfer ratio range based on the closing price on the Tokyo Stock Exchange or the Osaka Securities Exchange on the record date (June 25, 2013) and the average closing value for the one-month period before the record date, the three-month period before the record date and six-the month period before the record date and closing price on the business day immediately preceding the date of the notice “Execution of Basic Agreement Regarding Management Integration.”  The DCF used financial projections (which did not take into account the impact of the Share Transfer) submitted by each company on a standalone basis.
A summary of the results of Tokai Tokyo Securities’ calculations is set forth below (the following shows the range of shares resulting from each calculation method if one share of the joint holding company is allotted for each share of Iida Home Max.

Calculation Method	Share Transfer Ratio Range for HAJIME CONSTRUCTION	Share Transfer Ratio Range for TOUEI HOUSING	Share Transfer Ratio Range for TACT HOME	Share Transfer Ratio Range for ARNEST ONE	Share Transfer Ratio Range for ID HOME
Average Market Price Analysis	3.05~3.57	1.08~1.20	105~111	1.15~1.42	2.54~3.11
Comparable Companies Analysis	2.56~4.04	0.55~1.36	93~137	1.06~1.93	2.49~4.09
DCF	3.97~6.57	1.05~1.07	58~139	1.86~2.48	1.35~3.22

(Exhibit 1-1)

Please see the following note concerning the assumptions and disclaimers regarding the analysis of and opinions on the share transfer ratio.

(Note)
When preparing the representations made in the fairness opinion and when calculating and analyzing the share transfer ratio on which the fairness opinion is based, Tokai Tokyo Securities assumed that all information provided by or discussed with the six companies, all information considered by or considered on behalf of Tokai Tokyo Securities and publicly available information is true, accurate and complete. Tokai Tokyo Securities also assumed and relied on the fact that there no undisclosed facts that may have a material effect on the representations in the fairness opinion or the calculations on which the fairness opinion is based. Tokai Tokyo Securities did not conduct any independent verification of whether such information is true, accurate and complete, as Tokai Tokyo Securities bears no responsibility or obligation to conduct any such independent verification.
Tokai Tokyo Securities did not perform an independent evaluation or assessment with respect to the assets and liabilities (including off-balance sheet assets and liabilities and other contingent liabilities) of each company or their respective affiliates, nor did it retain an independent third party to perform such evaluation or assessment, as Tokai Tokyo Securities bears no responsibility or obligation to conduct any such independent evaluation or assessment.
Tokai Tokyo Securities assumed that the financial projections provided by each company were reasonably prepared based on the best projections and judgment available to the management of each of the six companies at the time, and that the projected amounts would be realized at the projected times in accordance with such projections. Tokai Tokyo Securities also makes no representations as to the analysis, projections or assumptions on which the projections are based.
Tokai Tokyo Securities did not take into consideration the tax implications of the Share Transfer for six companies or the shareholders of the six companies.
Tokai Tokyo Securities also assumed that all six companies will lawfully and effectively execute and perform the proposed agreement regarding the Share Transfer, and that the agreement will be consummated without any of the conditions precedent set forth in the agreement being waived.
Tokai Tokyo Securities’ fairness opinion and analysis were submitted solely for the reference of the Board of Directors of ID Home and have been prepared only for the convenience of the Board of Directors of ID Home when considering the share transfer ratio for the Share Transfer. Tokai Tokyo Securities’ fairness opinion and analysis may not be relied on or used by any other persons or for any other purpose other than the Share Transfer.
Tokai Tokyo Securities did not state an opinion regarding the exercise of voting rights or any other action by shareholders of ID Home at the general meeting of shareholders held with respect to the Share Transfer, nor did recommend the endorsement of the Share Transfer.
Tokai Tokyo Securities’ fairness opinion and analysis are based on the financial, economic, market, legal and other conditions of the businesses as provided by each of the six companies pursuant to their respective rights and obligations as of the date of the fairness opinion and analysis. As such, the fairness opinion and analysis are based on information obtainable and actually obtained by Tokai Tokyo Securities as of that date. Events occurring after the date of the fairness opinion and the analysis may affect the content of the fairness opinion and the analysis, or there may be events whose effect on the content of the fairness opinion and analysis were unclear at the time. However, Tokai Tokyo Securities bears no obligation to correct, amend or supplement the fairness opinion and analysis in such cases.
Representations in Tokai Tokyo Securities’ fairness opinion only cover matters stated in the fairness opinion, and are not representations of any matters not expressly included in the fairness opinion. Tokai Tokyo Securities’ fairness opinion shall not apply to any other transactions.
Tokai Tokyo Securities will receive a commission from ID Home for services relating to the Share Transfer. Tokai Tokyo Securities, Tokai Tokyo Financial Holdings, Inc. (“Tokai Tokyo FH”) and Tokai Tokyo FH’s affiliates currently conduct securities and other financial transactions with the six companies and their respective affiliates, have done so in the past and plan to do so in future. Tokai Tokyo Securities, Tokai Tokyo FH and Tokai Tokyo FH’s affiliates currently hold or trade shares, corporate bonds and other securities of the six companies and their respective affiliates on their own account, or on the account of customers, have done so in the past and may do so in future. The opinions represented in Tokai Tokyo Securities’ fairness opinion will not restrict the various business relationships that may arise between the six companies and their respective affiliates and Tokai Tokyo Securities, Tokai Tokyo FH or Tokai Tokyo FH’s affiliates.

(Exhibit 2)

Overview of Parties to the Management Integration
(HAJIME CONSTRUCTION: as of the end of January 2013 term, Iida Home Max: as of the end of April 2013 term, TOUEI HOUSING: as of the end of January 2013 term, TACT HOME: as of the end of May 2012 term, ARNEST ONE: as of the end of March 2013 term, ID HOME: as of the end of December 2012, except where otherwise noted.)

(1)	Name	HAJIME CONSTRUCTION CO., LTD	Iida Home Max Co., Ltd.	TOUEI HOUSING CORPORATION	TACT HOME CO., LTD.	ARNEST ONE CORPORATION	ID HOME Co., Ltd.
(2)	Location	2-26-11 Shakujiimachi, Nerima-ku, Tokyo	2-2-2 Sakai, Musashino-shi, Tokyo	4-26-3 Shibakubo-cho, Nishitokyo-shi, Tokyo	3-6-19, Higashifushimi, Nishitokyo-shi, Tokyo	3-2-22, Kitaharacho, Nishitokyo-shi, Tokyo	1-4-1, Nishiharacho, Nishi-Tokyo-shi, Tokyo
(3)	Name and title of representative	Tadami Horiguchi, President and Representative Director	Masashi Kanei, President and Representative Director	Hiroshi Nishino, President and Representative Director	Shigeo Yamamoto, President and Representative Director	Yoichi Nishikawa, President and Representative Director	Yoshinari Hisabayashi, President and Representative Director
(4)	Business	Sale of detached houses, sale of condominiums, contracting of construction, other businesses	Sale of detached houses, sale of condominiums, custom-built housing, sale of land, financial business, other businesses	Sale of detached houses, condominium sales, contracting of construction, and real estate leasing business	Sale of detached houses, condominium sales, custom-built housing construction, contracting of construction, real estate leasing, non-life insurance agency, other businesses	Sale of condominiums, sale of detached houses, design and execution of construction work, design and execution of civil engineering work, real estate agency and brokerage
Real estate agency and brokerage, contracting, execution, design and supervision of construction work, contracting, execution, design and supervision of civil engineering work, land development, contracting of construction

(5)	Capital	¥3,298,500,000	¥2,000,000,000	¥7,818,126,000	¥1,429,020,000	¥4,269,000,000	¥747,408,000
(6)	Date of establishment	February 13, 1967	July 8, 1977	March 10, 1951	April 2, 1984	May 1, 1981	September 5, 1995
(7)	Number of issued and outstanding shares	28,562,280 shares	60,000,000 shares	26,965,956 shares	240,400 shares	65,688,000 shares	4,732,200 shares
(8)	Fiscal Year	February 1 through January 31 of the following year	May 1 through April 30 of the following year	February 1 through January 31 of the following year	June 1 through May 31 of the following year	April 1 through March 31 of the following year	January 1 through December 31 of the following year

(Exhibit 2)

(9)	Number of Employees	1,664 (998 on a non-consolidated basis)	991 (658 on a non-consolidated basis)	548 (485 on a non- consolidated basis)	398 (376 on a non-consolidated basis)	915 on a non-consolidated basis	270 on a non-consolidated basis
(10)	Main Customers	General customers	General customers	General customers	General customers	General customers	General customers
(11)	Main financing banks	Mizuho Bank, Ltd. The Bank of Yokohama, Ltd. The Shoko Chukin Bank, Ltd. Aozora Bank, Ltd.	Mizuho Bank, Ltd. Sumitomo Mitsui Banking Corporation The Bank of Tokyo-Mitsubishi UFJ, Ltd. The Shoko Chukin Bank, Ltd.	Mizuho Bank, Ltd. Sumitomo Mitsui Banking Corporation The Shoko Chukin Bank, Ltd. The Bank of Yokohama, Ltd.	Sumitomo Mitsui Banking Corporation The Bank of Tokyo-Mitsubishi UFJ, Ltd. The Chiba Bank, Ltd. The Shoko Chukin Bank, Ltd.	Mizuho Bank, Ltd. The Bank of Tokyo-Mitsubishi UFJ, Ltd. Sumitomo Mitsui Banking Corporation The Bank of Yokohama, Ltd.	Sumitomo Mitsui Banking Corporation The Musashino Bank, Ltd. The Bank of Yokohama, Ltd. Mizuho Bank, Ltd.

(Exhibit 2)

(12) Major shareholders and their respective shareholding ratios	Y.K. Itsuki Shoji	37.81%	Kazuhiko Mori	28.75%	K.K. Bamboo Field	31.75%	Yamamoto Shoji Co., Ltd.	25.58%	Yoichi Nishikawa	38.19%	Yoshinari Hisabayashi	35.15%
	Itsuki Iida	4.90%	Y.K. Hajime Shoji	20.16%	Y.K. Hajime Shoji	13.94%	Kazumi Iida	12.81%	Fushimi Kanri Service K.K.	4.26%	Suguru Kamata	12.51%
	Mizuho Bank, Ltd. (Standing proxy: Trust & Custody Services Bank, Ltd.)	4.20%	Y.K. K. Forest	17.72%	Toshihiko Sasano	2.96%	Y.K. Hajime Shoji	6.98%	Goldman Sachs International (Standing proxy: Goldman Sachs Japan Co., Ltd.)	4.14%	Kazuo Iida	6.97%
	Iida Home Max Co., Ltd.	4.20%	The Master Trust Bank of Japan, Ltd. (trust account)	1.86%	TOUEI HOUSING Client Stock Ownership	2.16%	Y.K. K. Forest	3.95%	The Master Trust Bank of Japan, Ltd. (trust account)	3.74%	Y.K. Hajime Shoji	6.34%

(Exhibit 2)

Kimiyoshi Koizumi	3.00%	Ikuko Ishimaru	1.54%	Japan Trustee Services Bank, Ltd. (trust account 9)	1.54%	TACT HOME CO., LTD.	3.54%	Japan Trustee Services Bank, Ltd. (trust account)	3.23%	ID HOME Employee Shareholding Plan	6.31%
Kazumi Iida	3.00%	Iida Home Max Employee Shareholding Plan	1.25%	The Master Trust Bank of Japan, Ltd. (trust account)	1.52%	Shigeo Yamamoto	2.99%	NOMURA PB NOMINEES TK1 LIMITED (Standing proxy: Nomura Securities Co., Ltd.）	2.93%	Sumitomo Mitsui Banking Corporation	2.12%
State Street Bank and Trust Company (Standing proxy: Tokyo Branch, The Hongkong Shanghai Banking Corporation Limited)	2.96%	UBS AG LONDON A/C IPB SEGREGATED CLIENT ACCOUNT (Standing proxy: Citibank Japan Ltd.)	1.04%	Japan Trustee Services Bank, Ltd. (trust account)	1.46%	The Master Trust Bank of Japan, Ltd. (trust account)	2.37%	DEUTSCHE BANK AG LONDON-PB NON-TREATY. CLIENTS 613 (Standing proxy: Deutsche Securities Inc.)	2.07%	Kozo Igarashi	1.90%
The Master Trust Bank of Japan, Ltd. (trust account)	2.68%	Masashi Kanei	0.86%	Kazuo Iida	1.25%	Iida Home Max Co., Ltd.	2.14%	Goldman Sachs and Company Regular Account (Standing proxy: Goldman Sachs Japan Co., Ltd.)	1.91%	Rie Igarashi	1.90%
Northern Trust Company AVFC Re Northern Trust Gandhi Irish Clients (Standing proxy: Tokyo Branch, The Hongkong Shanghai Banking Corporation Limited)	2.35%	GOLDMAN, SACHS & CO.REG (Standing proxy: Goldman Sachs Japan Co., Ltd.)	0.79%	MSCO CUSTOMER SECURITIES (Standing proxy: Morgan Stanley MUFG Securities Co., Ltd.)	1.03%	Kazuhiko Mori	2.07%	BBH for Variable Insurance Products FD 3M ID Capport (Standing proxy: The Bank of Tokyo-Mitsubishi UFJ, Ltd.）	1.58%	Japan Trustee Services Bank, Ltd. (trust account)	1.54%

(Exhibit 2)

Kazuo Iida	2.02%	Japan Trustee Services Bank, Ltd. (trust account)	0.76%	State Street Bank and Trust Company (Standing proxy: Mizuho Corporate Bank, Ltd., Settlement & Clearing Services Division)	0.79%	Toshiko Tanaka	1.74%	Morgan Stanley & Co. LLC (Standing proxy: Morgan Stanley MUFG Securities Co., Ltd.)	1.18%	Hirofumi Tomita	1.18%
(13)	Relationship between the parties
Capital relationship
As at April 30, 2013, Iida Home Max Co., Ltd. held 1,500,000 shares of HAJIME CONSTRUCTION CO., LTD’s stock, 65,520 shares of TOUEI HOUSING CORPORATION’s stock, 5,151 shares of TACT HOME CO., LTD.’s stock and 200,000 shares of ARNEST ONE CORPORATION’s stock.
As at January 31, 2013, TOUEI HOUSING CORPORATION held 1,000 shares of HAJIME CONSTRUCTION CO., LTD’s stock, 156,000 shares of Iida Home Max Co., Ltd.’s stock and 200,000 shares of ARNEST ONE CORPORATION’s stock.
As at May 31, 2012, TACT HOME CO., LTD. held 3,000 shares of HAJIME CONSTRUCTION CO., LTD’s stock and 52,000 shares of Iida Home Max Co., Ltd.’s stock.
There are no relevant matters for HAJIME CONSTRUCTION CO., LTD, ARNEST ONE CORPORATION and ID HOME Co., Ltd.

	Personal relationship	There are no matters to report.
	Business relationship	There are no matters to report.
	Qualification as related parties	There are no relevant matters.

(Exhibit 2)

(14)	Results of operations and financial data for the last three years	(Unit: millions of yen, except where otherwise noted)
	HAJIME CONSTRUCTION CO., LTD			Iida Home Max Co., Ltd. (consolidated)
Fiscal Year	Fiscal Year Ended January 31, 2011 (non-consolidated)	Fiscal Year Ended January 31, 2012 (non-consolidated)	Fiscal Year Ended January 31, 2013 (consolidated)	Fiscal Year Ended April 30, 2011	Fiscal Year Ended April 30, 2012	Fiscal Year Ended April 30, 2013
Net assets	47,908	57,247	71,579	46,242	51,787	63,645
Total assets	112,848	125,205	185,813	107,048	120,161	149,792
Net assets per share (¥)	1,677.35	2,004.30	2,496.30	772.28	864.18	1,059.52
Net sales	209,758	218,838	278,662	120,304	137,507	156,398
Operating income	23,874	20,310	25,679	14,033	12,226	14,348
Ordinary income	23,503	19,856	24,940	13,364	11,398	13,769
Net income	13,884	11,615	16,182	8,296	6,390	8,650
Net income per share (¥)	486.12	406.69	566.57	139.48	107.43	145.44
Dividend per share (¥)	70.00	70.00	80.00	26.00	26.00	29.00

	TOUEI HOUSING CORPORATION (consolidated)			TACT HOME CO., LTD.
Fiscal Year	Fiscal Year Ended January 31, 2011	Fiscal Year Ended January 31, 2012	Fiscal Year Ended January 31, 2013	Fiscal Year Ended May 31, 2010 (non-consolidated)	Fiscal Year Ended May 31, 2011 (non-consolidated)	Fiscal Year Ended May 31, 2012 (consolidated)
Net assets	33,396	35,680	38,486	16,962	20,669	23,985
Total assets	74,226	79,774	87,484	28,834	39,016	42,245
Net assets per share (¥)	1,239.85	1,323.50	1,426.00	70,558.79	87,325.95	103,434.20
Net sales	91,535	102,973	112,820	46,784	61,754	76,871
Operating income	9,065	7,038	6,905	5,380	8,531	8,164
Ordinary income	7,971	6,225	6,328	5,338	8,439	7,980
Net income	6,797	3,904	3,661	3,135	4,839	4,587
Net income per share (¥)	252.49	144.99	135.87	13,438.79	20,245.47	19,623.52
Dividend per share (¥)	55.00	38.00	38.00	2,700.00	4,000.00	4,000.00

(Exhibit 2)

	ARNEST ONE CORPORATION (non-consolidated)			ID HOME Co., Ltd. (non-consolidated)
Fiscal Year	Fiscal Year Ended March 31, 2011	Fiscal Year Ended March 31, 2012	Fiscal Year Ended March 31, 2013	Fiscal Year Ended December 31, 2010	Fiscal Year Ended December 31, 2011	Fiscal Year Ended December 31, 2012
Net assets	50,400	60,657	69,745	5,687	9,211	11,352
Total assets	80,333	89,885	100,421	21,907	27,019	31,695
Net assets per share (¥)	767.28	923.42	1,061.78	4,169.13	1,992.48	2,395.80
Net sales	160,809	187,275	203,357	45,263	55,470	68,936
Operating income	21,354	21,820	18,097	5,113	4,730	4,564
Ordinary income	21,365	21,924	18,480	4,912	4,495	4,369
Net income	12,560	12,884	11,715	2,923	2,648	2,567
Net income per share (¥)	191.24	196.15	178.35	2,178.54	591.07	548.12
Dividend per share (¥)	40.00	40.00	40.00	100.00	100.00	102.00

*
As HAJIME CONSTRUCTION only started preparing consolidated financial statements in the fiscal year ended January 31, 2013, non-consolidated figures are used for fiscal years prior to the fiscal year ended January 31, 2013.

*	ARNEST ONE and ID HOME do not prepare consolidated financial statements.
*
As TACT HOME only started preparing consolidated financial statements in the fiscal year ended May 31, 2012, non-consolidated figures are used for fiscal years prior to the fiscal year ended May 31, 2012.